Exhibit 99.1

CrossAmerica Partners’ Board of Directors is proud to announce new Leadership within its executive team

Allentown, PA, February 27, 2018 – CrossAmerica Partners LP (NYSE: CAPL) ("CrossAmerica" or the "Partnership"), a leading wholesale fuels distributor, announced today a planned leadership change within the executive team of the Partnership. Gerardo Valencia will be joining CrossAmerica as president, effective March 1, 2018, and will be joining the Board at that time. Valencia will work from the Allentown, Pennsylvania headquarters and, following a transition period, will also be appointed chief executive officer.

In order to ensure a smooth leadership transition, Jeremy Bergeron will resign as president of CrossAmerica effectively March 1, 2018 and continue in his role as chief executive officer until the time of the transition.  In the 2nd or 3rd Quarter of calendar 2018, Bergeron will be assuming a new leadership role within Alimentation Couche-Tard (TSX: ATD.A/ATD.B,) and Valencia will assume the additional role of chief executive officer for the Partnership.

“The Board of Directors of CrossAmerica is thrilled to have Gerardo join the team and are confident that he will lead the Partnership to an exciting future,” said Alex Miller, Chairman of the Board of Directors and Senior Vice President of Operations & Global Fuels at Couche-Tard. “Gerardo’s over 20 years of experience in the downstream oil industry, convenience and fuel retailing in North America and Europe will help propel CrossAmerica to its next chapter.”

Prior to joining CrossAmerica, Valencia was responsible for retail operations, asset management, business development, national wholesale fuel sales and strategy for different markets around the globe for BP p.l.c.  He was president at ampm, the convenience store subsidiary of BP p.l.c., head of sales and marketing for the U.S. West Coast and, in his last role within BP p.l.c., was responsible for retail strategy and implementation of programs across North America. He holds an MBA from the Kellogg School of Management and a Bachelor of Science Degree in Industrial and Mechanical Engineering from the Monterrey Institute of Technology in Mexico.

“Gerardo is a proven leader and brings with him extensive experience across both the wholesale and retail businesses,” stated Bergeron.  “He is an excellent addition to this terrific CrossAmerica team, and I look forward to working with him to grow the business and build more value for our unitholders.”

“I believe that combining my deep background in the fuel and retail industry with this talented and seasoned team will help CrossAmerica reach a new level of growth and development,” said Valencia. “I am honored to have the opportunity to be part of this organization, and I look forward to working with Jeremy and the entire CrossAmerica organization.”

“On behalf of the Board, we want to thank Jeremy for his leadership at CrossAmerica,” said Miller, “He has guided us through a very challenging MLP market period, continues to transition the organization through its initial integration with Couche-Tard, and provide a strong vision for the Partnership.”

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Investor Relations Contact

Randy Palmer, 210-692-2160

Media Contact

Lisa Koenig, 210-692-2659

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.